EXHIBIT (12)


RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                           Six Months Ended
                                                               Year Ended December 31,                         June 30,
                                                -----------------------------------------------------      -----------------
                                                 1997         1998       1999       2000       2001         2002      2001
                                                 ----         ----       ----       ----       ----         ----      ----
     EARNINGS
           Income from continuing operations
           before income taxes, minority
           interests and cumulative effect
           of accounting change                 $629,196    $ 267,373   $229,915   $559,354   $433,734    $337,471   $146,437

     ADJUSTMENTS
        Fixed charges                            170,936      228,439    256,801    306,248    301,486     143,331    157,477
        Capitalized interest                      (2,491)        (630)    (2,184)    (1,726)      --          --         --
                                                ------------------------------------------------------    -------------------
     Numerator - earnings available for
                     fixed charges              $797,641     $495,182   $486,532   $863,876   $735,220    $480,802   $303,914
                                                ======================================================    ===================


     FIXED CHARGES
        Interest expense                        $112,529     $148,163   $176,652   $221,595   $218,100    $100,935   $114,667
        Capitalized interest                       2,491          630      2,184      1,726       --          --         --
        Interest component of rental expense      55,916       79,646     77,965     82,927     83,386      42,396     42,810
                                                ------------------------------------------------------    -------------------

     Denominator - fixed charges                $170,936     $228,439   $256,801   $306,248   $301,486    $143,331   $157,477
                                                ======================================================    ===================

     RATIO OF EARNINGS TO FIXED CHARGES              4.7          2.2        1.9        2.8        2.4         3.4        1.9

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